Exhibit 10.11

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (the “Agreement”) is made and entered into by Raymond H. Hill for himself and his spouse, if applicable, and their attorneys, heirs, dependents, beneficiaries, executors, administrators, successors, and assigns (“Employee”) and inVentiv Health Clinical, LLC (“inVentiv”), any parent, subsidiary, affiliate, successor, predecessor or otherwise related companies, including inVentiv Health, Inc. and its respective subsidiaries, and the past, present, and future employees, agents, officers, attorneys, directors, shareholders, members, managers, and employee benefit programs of any of them, and their agents and insurers (the “Company”). This Agreement supersedes all prior employment agreements or arrangements of any kind Employee may have entered into with the Company, other than the Severance and Non-Competition Agreement, dated as of December 11, 2012, between Employee and inVentiv Health, Inc. (the “Severance Agreement”), a copy of which is attached hereto as Exhibit A, as provided in Section SIX below. This Agreement shall become effective as of the Effective Date as defined in Section TEN below. In full and fair consideration of the agreements and conditions set forth below, the parties agree as follows:

ONE: Termination from Employment.

(a) Employee acknowledges that his employment as Executive Vice President of inVentiv Health, Inc. and President of inVentiv, has been properly terminated without Cause (as defined in the Severance Agreement) by notice given in accordance with Section 1(d) of the Severance Agreement, and will terminate effective December 31, 2014 (“Termination Date”). Employee agrees to (i) take all appropriate action to resign from any position in which Employee is an officer of the Company, and (ii) execute any paperwork or comply with any procedures reasonably necessary to effectuate this separation.

(b) Notwithstanding paragraph (a), Employee shall remain an employee at will, whose employment may be terminated at any time by either party for any reason. If Employee’s employment is terminated by the Company, other than for Cause, or the Employee voluntarily resigns because he found subsequent employment that does not violate the restrictive covenants set forth in Section 9 of the Severance Agreement, in either case prior to the Termination Date, then the date of termination (the “Revised Termination Date”) shall become the Termination Date for all purposes of Sections TWO and THREE and, provided that Employee otherwise satisfies the requirements for the separation benefits described in Section TWO, Employee shall be entitled to (i) the separation benefits described in Section TWO and (ii), subject to the same requirements, an additional separation benefit consisting of a cash payment (the “2014 Base Salary Payment”) equal to the amount of Employee’s base salary that he would have been paid for the period from the Revised Termination Date through December 31, 2014, payable in a lump sum as soon as reasonably practicable after the Revised Termination Date but in no event later than March 15th, 2015. For avoidance of doubt, Employee shall not be entitled to the separation benefits if he is terminated for Cause, or if he resigns voluntarily prior to the Termination Date without having secured subsequent employment that does not violate the restrictive covenants set forth in Section 9 of the Severance Agreement; provided, however, that Employee shall be entitled to the 2014 Base Salary Payment if he resigns voluntarily prior to the

Termination Date without having secured subsequent employment and so long as Employee remains in compliance with restrictive covenants set forth in Section 9 of the Severance Agreements and, for purposes of the 2014 Base Salary Payment, the effective date of such resignation shall constitute the Revised Termination Date. If his employment is terminated by his death or Disability prior to the Termination Date, he or his representative shall be entitled only to the benefits payable upon termination for death or Disability pursuant to the Severance Agreement.

(c) Notwithstanding the foregoing, in the event Employee’s employment is terminated by the Company other than for Cause prior to the Termination Date, Employee will remain on the Company’s books as an employee until the earlier of the date that Employee secures employment with a subsequent employer or the Termination Date, whichever is earlier, and during such period, the Company will continue to provide Employee with a Company e-mail address. During the period of time between the date of this Agreement and the Termination Date (or Revised Termination Date, if applicable), the Employee will perform only such duties related to the transition of his role as may be specifically and reasonably requested by the Chief Executive Officer of inVentiv Health, Inc. or his designee, will only be present at any of the facilities of inVentiv for limited periods of time and upon at least twenty-four hours prior notice to the Chief Human Resources Officer of inVentiv Health, Inc., or his designee, and will not represent himself as being employed by the Company for any purpose other than to seek other employment, or as having any authority to act on behalf of the Company for any purpose. InVentiv Health, Inc. reserves the right to limit or restrict Employee’s access to its and its subsidiaries’ systems, facilities and personnel at any time in its sole discretion.

TWO: Separation Benefits.

(a) Benefits. Except as otherwise set forth in Section ONE, provided that Employee remains in employment and performs his duties through the Termination Date, timely signs and does not revoke this Agreement, timely signs and does not revoke the Supplemental Release described in paragraph (c), and otherwise complies with all of his obligations hereunder, inVentiv agrees to pay or provide Employee the following in accordance with Section 2(a) of the Severance Agreement (in addition to the Accrued Obligations, as defined in the Severance Agreement, payment of which is not conditioned upon execution or non-revocation of this Agreement):

(i) severance pay equal to one (1) year of Employee’s base salary as of the Termination Date payable in accordance with inVentiv’s regular pay schedule, subject to paragraph (b); plus

(ii) the Pro Rata Bonus (as defined in the Severance Agreement), payable at the time the Company pays its employees bonuses in accordance with its general payroll practices; provided, however, that, for purposes of calculating any Pro Rata Bonus, the Date of Termination (as defined in the Severance Agreement) shall be May 31, 2014; plus

(iii) twelve (12) months of continued health and welfare benefit plan coverage following the Termination Date at active employee levels, if and to the extent the Employee was participating in any such plans on the Termination Date and timely elects continuation coverage, provided that the Employee remits monthly premiums for the full cost of any health benefits; plus

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(iv) a cash payment each month during the twelve (12) month period following the Termination Date equal to the full monthly premium for the medical and health benefits described in clause (iii) above minus the active employee cost of such coverage; provided that in lieu of such payments, inVentiv may impute taxable income to the Employee in an amount such that the net amount of taxable income realized in any year, after all applicable withholding, is equal to the amount of such payments that would otherwise be required for such years; plus

(v) a cash payment of $7,500, payable in a lump sum as soon as reasonably practicable after the Termination Date but in no event later than March 15th, 2015, in lieu of the executive-level career transition assistance services provided for in Section 2(a)(vii) of the Severance Agreement.

(b) As provided in Section 14(h) of the Severance Agreement, Employee shall be obligated to make a good faith effort to seek other employment of comparable position, salary and benefits not prohibited by Section 9 of the Severance Agreement. The amounts payable pursuant to Section TWO(a) shall be reduced by the amount of any compensation Employee receives with respect to any other employment or self-employment during the period in which Employee receives payment pursuant to this Agreement. Employee is obligated within five (5) business days of securing employment or self-employment to notify the Company of the Employee’s start date, the name of the company, Employee’s job title, responsibilities and monthly compensation. If Employee fails to comply with this TWO(b), Employee acknowledges that the Employee shall be obligated to repay all but one-thousand dollars ($1,000) of the amount paid or made available pursuant to Section TWO(a).

(c) Supplemental Release. For purposes of this Agreement, the “Supplemental Release” means an agreement, in substantially the form of Exhibit B hereto, pursuant to which Employee releases all Claims (as defined in Section FOUR) that may have arisen between the date of this Agreement and the date on which the Supplemental Release is executed, and covenants not to sue with respect to such Claims. Provided that Employee executes the Supplemental Release not earlier than the Termination Date and not later than twenty-one (21) days after the Termination Date, and does not thereafter revoke the Supplemental Release, payment of Employee’s separation benefits shall commence as soon as practicable after the seven (7) day revocation period for the Supplemental Release has passed and any amounts that would have been paid to the Employee pursuant to Section TWO before the expiration of the revocation period shall be paid to the Employee, without interest, on the sixtieth (60th) day after the Termination Date. If the Employee fails to sign, or revokes, the Supplemental Release, but otherwise satisfies all requirements for receipt of the separation benefits, then in lieu of the separation benefits described in paragraph (a) the Employee shall receive a single lump sum payment in the amount of one thousand dollars ($1,000.00), which shall constitute consideration for all of Employee’s obligations under this Agreement, which obligations shall remain in full force and effect and, for avoidance of doubt, Sections FOUR and FIVE shall apply to all Claims accrued as of the date of this Agreement. All legally required taxes, deductions and any monies owed inVentiv shall be deducted from the severance pay.

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THREE: Acknowledgments.

Employee acknowledges that the Company has paid all sums owed to him, including, but not limited to, all salary, business expenses, allowances, vacation pay and other benefits and perks as a result of his employment with inVentiv and/or the termination of that employment, except any remaining salary and benefits from the date Employee executes this Agreement through the Termination Date, and any accrued, unused vacation time, which will be paid in the ordinary course, except for payment of benefits under the Company’s pension, retirement, and deferred compensation plans, which shall be paid in accordance with the terms of such plans, and reimbursement of business expenses properly incurred prior to the Termination Date, with respect to which Employee has submitted as of the Termination Date all necessary substantiation in accordance with the Company’s reimbursement policy. Except as otherwise provided herein, Employee further acknowledges that in the absence of this Agreement, Employee would not be entitled to, among other things, the payments specified in Section TWO above. Employee further acknowledges that he has no rights under any severance, bonus or incentive plan (other than the right to the Pro Rata Bonus as provided in Section TWO(a)(ii), or as provided below), program or arrangement, and he hereby waives any rights thereto. Employee acknowledges that his eligibility for healthcare benefits terminates as of the last day of the month in which his employment terminates, except as to any continuation of healthcare benefits for which he may be eligible under law and which he timely elects.

Any stock options, restricted shares, restricted stock units or equity awards previously granted to Employee shall be governed solely by the applicable plan and any applicable award agreement. The award agreement with respect to the 6,461 restricted stock units Employee is to receive with respect to his 2013 bonus shall provide that, notwithstanding the termination of Employee’s employment without Cause, such restricted stock units shall vest upon a Change of Control (as defined in the award agreement), so long as such Change of Control occurs prior to the 5th anniversary of the date of grant. Notwithstanding anything else in this Agreement to the contrary, Employee acknowledges that he has no right to any award under the inVentiv Group Holdings, Inc. 2014 Long Term Incentive Program or any security or other consideration issuable thereunder.

Employee further acknowledges that during the term of his employment with inVentiv, Employee did not request, did not require, and/or was afforded a full opportunity for Family and Medical Leave Act-related rights.

FOUR: Complete Release.

Employee agrees to release and discharge the Company from all claims, actions, suits, losses, obligations, demands, liabilities, costs, expenses and causes of action, known or unknown, of any nature whatsoever, from the beginning of time until the date Employee executes this Agreement, whether at law or in equity, (individually, a “Claim” and collectively, the “Claims”) which Employee has or may have against the Company related to Employee’s employment with the Company or the termination of that employment.

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Employee also releases any and all Claims he may have under any federal, state or local ordinances, statutes or common law, including, but not limited to, any Claim for defamation, promissory estoppel, breach of contract, interference with economic advantage, wrongful termination, retaliatory discharge, harassment, discrimination or intentional infliction of emotional distress or under the Age Discrimination In Employment Act (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990 (“ADA”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Health Insurance Portability and Accountability Act (“HIPAA”), the Sarbanes-Oxley Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Security and Financial Empowerment Act, the Massachusetts Minimum Fair Wages Act (Mass. Gen. Laws ch. 151), the Massachusetts Payment of Wages Act (Mass. Gen. Laws ch. 149), the federal Fair Labor Standards Act (29 U.S.C. § 201 et seq.), including claims regarding entitlement to or timely payment of any wages, unpaid wages, unpaid accrued vacation or paid time off, expenses, overtime, commissions, bonuses, piece rate, penalties, and/or other compensation, any other applicable state wage and hour laws; or any other federal, state or local laws or regulations prohibiting employment discrimination or regulating employment or termination of employment, except for excluded claims, as provided below. This also includes a release by Employee of any Claims for wrongful discharge, constructive discharge, whistleblowing, breach of contract, and any common law Claims relating to or arising from his employment or the termination thereof.

This Agreement specifically includes any and all Claims for damages or penalties relating to or in any way connected with the matters referred to herein, whether or not now known or suspected to exist, and whether or not specifically or particularly described or referred to herein. Employee expressly waives any right or claim of right to assert hereafter that any Claim has, through ignorance, oversight or error, been omitted from the terms of this Agreement. Employee represents that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity any Claim, known or unknown to exist, or any portion thereof or interest therein, which he has or may have had against the Company.

The foregoing shall in no event apply to (i) enforcement by Employee of Employee’s rights under this Agreement, (ii) claims arising after the date of this Agreement under the Severance Agreement, (iii) Employee’s rights as a stockholder in the Company or any of its affiliates, (iv) Employee’s rights to indemnification for services as an officer of the Company, under any separate contract, insurance policy, or the bylaws of the Company, (v) Employee’s right to seek unemployment insurance benefits, (vi) Employee’s right to seek workers’ compensation benefits, or (vii) any claims that, as a matter of applicable law, are not waivable.

FIVE: No Claims or Lawsuits.

Employee represents that he has not filed any complaints, charges, lawsuits or requests for investigation against the Company with any local, state or federal agency or court, that he will not do so at any time hereafter with respect to the matters referred to in Section FOUR above, and that if any such agency or court assumes jurisdiction of any complaint or charge against the Company, on behalf of Employee, he will request such agency or court to dismiss the matter. In addition, Employee promises never to make a Claim or file any complaint, charge, lawsuit or request for investigation asserting any Claims that are released in Section FOUR above against the Company.

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Nevertheless, this Agreement does not prevent Employee from (i) filing a charge of discrimination with the Equal Employment Opportunity Commission; (ii) cooperating with the Equal Employment Opportunity Commission in an investigation of alleged discrimination; or (iii) testifying in any cause of action when required to do so by law. However, except where prohibited by law, Employee waives his right to recover any damages, attorneys’ fees, or other relief in any Claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on Employee’s behalf under the ADEA, as amended, Title VII of the Civil Rights Act of 1964, as amended, or the ADA, as amended, and under any Claim on his behalf under any other federal, state or local law.

SIX: Relationship to Severance Agreement.

Employee hereby acknowledges and agrees that his obligations under the Severance Agreement, including without limitation all obligations under Sections 5, 6, 7, 8, 9 and 14(h), survive the termination of his employment and remain in effect in accordance with the terms of the Severance Agreement. Such obligations are incorporated into this Agreement, so that a breach by Employee of any of such obligations shall be considered a breach of this Section SIX, in addition to a breach of the Severance Agreement itself

SEVEN: Non-Admission of Liability.

This Agreement shall not in any way be construed as an admission by the Company of any acts of wrongdoing whatsoever against Employee or any other person. The Company specifically disclaims any liability to or wrongdoing against Employee or any other person.

EIGHT: Consequences of Employee’s Violation of Agreement.

Except as otherwise provided herein, if Employee breaches Section FIVE of this Agreement by filing or refusing to dismiss a complaint, charge, grievance, arbitration, or lawsuit based on claims that Employee has released, Employee will pay for all costs, fees and expenses incurred by any person he complains against or sues in violation of this Agreement in defending against Employee’s claims, including, without limitation, reasonable attorneys’ fees. In any other dispute arising out of this Agreement or the Severance Agreement, the prevailing party shall be entitled to attorney’s fees and costs to the extent provided in Section 14(e) of the Severance Agreement.

NINE: Period for Review and Consideration of Agreement.

Employee understands that he has been given a period of twenty-one (21) calendar days to review and consider this Agreement before signing it. Employee further understands that he may take as much of this twenty-one (21) day period of time to consider this Agreement as he wishes before signing this Agreement and that his signature within this time is entirely voluntary. Employee agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) day consideration period.

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TEN: Revocation Period.

For seven (7) calendar days after Employee signs this Agreement, Employee may revoke this Agreement if he wishes to do so. Any revocation must be in writing and directed to Andrew J. Suchoff, Chief Human Resources Officer, inVentiv Health, Inc., 1 Van De Graaff Drive, Burlington, MA 01803. This Agreement therefore will not become effective or binding on the parties until eight (8) calendar days after it is signed (the “Effective Date”). Employee further understands and agrees that notwithstanding anything contained herein to the contrary, if Employee fails to sign this Agreement on or before the expiration of twenty-one (21) days of the day Employee received it, or if Employee revokes this Agreement before the expiration of seven (7) days after executing it, this Agreement shall not become effective or enforceable and Employee will not be entitled to receive any payments or benefits under this Agreement or the Severance Agreement not otherwise payable absent this Agreement; provided, however, that revocation shall have no effect on Employee’s obligations under Sections 5, 6, 7, 8, 9 or 14(h) of the Severance Agreement.

ELEVEN: Binding Agreement.

This Agreement shall be binding upon and inure to the benefit of the Company’s and Employee’s heirs, administrators, representatives, executors, parents, successors, affiliates, and assigns.

TWELVE: Consultation with Attorney.

Company hereby advises Employee to consult an attorney regarding this Agreement. Employee represents and agrees that he has been advised by the Company to consult an attorney regarding this Agreement, that he has had an adequate opportunity to do so if he so desires, that he has carefully read and fully understands all of the provisions of this Agreement, that he has been given a reasonable time within which to consider this Agreement, and that he is voluntarily entering into this Agreement.

THIRTEEN: Confidentiality of Agreement.

Employee represents and agrees that he will keep the terms (including payment amounts) of this Agreement confidential, and that he will not disclose any information concerning this Agreement to anyone, including, but not limited to, any past or present employee of the Company, except as may be required by law, to his immediate family and as necessary to his attorneys, financial advisors and tax advisors.

FOURTEEN: Entire Agreement.

This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior oral or written agreements or understandings between the parties pertaining to the subject matter of this Agreement, except as otherwise provided herein with respect to the Severance Agreement. This Agreement can be modified, amended or revoked only by express written consent signed by both Employee and the Company. Employee acknowledges that in executing this Agreement, he has not relied on any other representation, statement, agreement or promise by the Company regarding this Agreement other than those expressly contained herein.

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FIFTEEN: Severability.

Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected, and said illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement.

SIXTEEN: Company Assistance.

Employee agrees to make himself available to and cooperate with the Company in any internal investigation or administrative, regulatory, or judicial proceeding. Employee understands and agrees that his cooperation would include, but not be limited to, making himself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; or volunteering to the Company pertinent information and turning over all relevant documents which are or may come into his possession; provided that the Company shall instruct its counsel to use commercially reasonable efforts to schedule all proceedings requiring Employee’s participation in a manner that does not unreasonably interfere with Employee’s subsequent employment, if any. Employee understands that in the event the Company asks for his cooperation in accordance with this provision, the Company will reimburse him solely for reasonable expenses upon his submission of appropriate documentation.

SEVENTEEN: Governing Law.

This Agreement is made and entered into in the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts without regard to Massachusetts law regarding choice of law. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

EIGHTEEN: Code Section 409A.

This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code (the “Code”) with respect to all payments that are considered deferred compensation under Code Section 409A (the “Deferred Payments”), and shall be so construed. Without limiting the generality of the foregoing, each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Code Section 409A. Notwithstanding the foregoing, in no event shall the Company have any liability to the Employee by reason of any additional tax or penalty imposed by reason of Code Section 409A.

NINETEEN: Counterparts.

This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one (1) instrument.

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PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT.

INVENTIV HEALTH CLINICAL, LLC

/s/ Raymond H. Hill	By:	/s/ Andrew J. Suchoff
Raymond H. Hill		Andrew J. Suchoff
Date: 05/22/14	Date: 05/22/14

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EXHIBIT A

SEVERANCE AND NON-COMPETITION AGREEMENT

This SEVERANCE AND NON-COMPETITION AGREEMENT (this “Agreement”), is made effective as of December 11, 2012 (the “Effective Date”), between inVentiv Health, Inc. (the “Company”), and Raymond II. Hill (the “Employee”).

WITNESSETH:

WHEREAS, the Employee is an individual who is offered the Agreement in conjunction with hiring who (i) will hold a senior executive position with the Company and/or (ii) provides unique, expert services to the Company;

WHEREAS, the Company desires to be assured that the confidential information and goodwill of the Company will be preserved for the exclusive benefit of the Company; and

WHEREAS, in consideration for (i) the mutual covenants and promises contained herein and (ii) for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged;

NOW, THEREFORE, the Company and the Employee, intending to be legally bound, hereby agree as follows:

1.	Termination of Employment. Employee’s employment shall terminate immediately upon the occurrence of any of the following:

(a)	Death. The death of the Employee.

(b)	Disability. The physical or mental disability of the Employee, whether totally or partially, such that with or without reasonable accommodation the Employee is unable to perform the Executive’s material duties for an aggregate of one hundred eighty (180) days within any given period of three hundred sixty (360) consecutive days. During any period (not to exceed three hundred sixty (360) days) in which the Company’s Board of Directors (the “Board”) believes that the Employee’s incapacity could reasonably be expected to result in a Disability, the Board or the Company’s Chief Executive Officer (“CEO”) shall be entitled to appoint an interim employee to fulfill Employee’s duties, without such appointment in and of itself triggering the “Good Reason” termination provisions set forth herein.

(c)	Termination by the Company for Cause. Notice of termination for Cause. As used herein, “Cause” means:

(i)	the material failure or willful refusal of the Employee to perform the Employee’s lawfully assigned duties (other than any such failure resulting from the Employee’s Disability);

(ii)	the engaging by the Employee in illegal conduct or willful misconduct that, in either case, is materially detrimental to the Company or an Affiliated Company, monetarily or reputationally;

(iii)	the commitment by the Employee of any act of fraud, embezzlement or misappropriation of funds;

(iv)	the conviction by the Employee of, or the plca by the Employee of guilty or nolo contendere to, any felony;

(v)	use of illegal drugs;

(vi)	breach of fiduciary duty to the Company or an Affiliated Company (as defined below);

(vii)	a significant violation of the Company’s Code of Business Conduct and Ethics; and

(viii)	the material breach by the Employee of this Agreement that the Employee has not cured within thirty (30) days after the Company has provided the Employee notice of the material breach which shall be given within sixty (60) days of the Company’s knowledge of the occurrence of the material breach.

For purposes of this definition of “Cause,” no act, or failure to act, will be deemed “willful” if done, or omitted to be done, by the Employee in good faith and with a reasonable belief that Employee’s act, or failure to act, was in the best interest of the Company or an Affiliated Company.

(d)	Termination by the Company without Cause. The Company may terminate the Employee’s employment without Cause by providing the Employee with at least three (3) days’ written notice. The notice will specify the Employee’s Date of Termination (as defined below). During such notice period, the Company may require that the Employee cease performing some or all of the Employee’s duties and/or not be present at the Company’s or an Affiliated Company’s offices.

(e)	Termination by the Employee for Good Reason. The Employee may immediately resign the Employee’s position for Good Reason and, in such event, the Employee’s employment shall terminate. As used herein, “Good Reason” means a material negative change in the employment relationship without the Employee’s prior written consent, as evidenced by the occurrence of any of the following: (i) a material diminution in the Employee’s title, duties, responsibilities or authority; (ii) reduction of Employee’s base salary and benefits except for across-the-board changes for senior executives of the Company; (iii) exclusion from eligibility to participate in an executive benefit/compensation plan where similarly-situated executives are eligible to participate in such plan; (iv) a material change in the geographic location at which the Employee must perform Employee’s services unless otherwise mutually agreed; or (v) material breach of the Agreement by the Company.

For each event described above in this Section 1(c), the Employee must notify the Company within ninety (90) days of the occurrence of the event and the Company shall have thirty (30) days after receiving such notice in which to cure. If the Company fails to cure, the Employee’s resignation shall not be considered to be for Good Reason unless the Employee resigns not later than thirty (30) days after the expiration of the cure period. The Employee’s employment shall terminate on the date the Employee resigns.

(f)	Termination by the Employee Voluntarily. The Employee may terminate the Employee’s employment at any time for any reason other than Good Reason during a Change of Control Period (as defined below), or for no reason effective thirty (30) days following notice to the Company of the Employee’s intent to terminate Employee’s employment. The Company may accept or give a shorter notice period (or no notice period) and require that the Employee cease performing some or all of the Employee’s duties and/or not be present at the Company’s or Affiliated Company’s offices.

(g)	Date of Termination. The date upon which Employee’s employment terminates pursuant to this Section 1 shall be the Employee’s “Date of Termination” for all purposes of this Agreement. In the event that the termination of the Employee’s employment does not constitute a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, including all regulations and other guidance issued pursuant thereto (the “Code”), the Employee’s rights to the payments and benefits described in Section 2 shall vest upon the Date of Termination, but no payment to the Employee that is subject to Code Section 409A shall be paid until the Employee incurs a separation from service (or until six (6) months after such date if the Employee is a specified employee as defined in Code Section 409A), and any amounts that would otherwise have been paid prior to such date shall be paid instead as soon as practicable after such date.

2.	Obligations of the Company upon Termination.

(a)	Termination by the Company Without Cause. If the Company terminates the Employee’s employment without Cause, the Employee shall be entitled to receive, as Employee’s exclusive right and remedy in respect of such termination, the payment of:

(i)	all Accrued Obligations; plus

(ii)	at the time the Company pays its employees bonuses in accordance with its general payroll policies, the Pro Rata Bonus, if any; plus

(iii)	severance pay equal to twelve (12) months of the Employee’s base salary as of the Date of Termination payable in accordance with the Company’s regular pay schedule; plus

(iv)	twelve (12) months of continued health and welfare benefit plan coverage following the Date of Termination at active employee levels, if and to the extent the Employee was participating in any such plans on the Date of Termination and timely elects continuation coverage, provided that the Employee remits monthly premiums for the full cost of any health benefits; plus

(v)	a cash payment each month during the twelve (12) month period following the Date of Termination equal to the full monthly premium for the medical and health benefits described in clause (iv) above minus the active employee cost of such coverage; provided that in lieu of such payments the Company may impute taxable income to the Employee in an amount such that the net amount of taxable income realized in any year, after all applicable withholding, is equal to the amount of such payments that would otherwise be required for such year; plus

(vi)	with respect to non-vested equity and non-equity awards, the applicable plans and award agreements will govern vesting, exercise periods and payments due under such applicable plans and award agreements; plus

(vii)	three (3) months of executive-level career transition assistance services by a firm selected by the Company (including an aggregate cost) with such assistance being commenced by the Employee no later than sixty (60) days following the Employee’s Date of Termination.

For purposes of this Agreement, “Accrued Obligations” shall mean, (1) all base salary earned by the Employee but unpaid as of the Date of Termination, (2) reimbursement for any and all monies advanced in connection with the Employee’s employment for reasonable and necessary expenses incurred by the Employee through the Date of Termination, (3) a payment representing the Employee’s accrued but unused paid time off in accordance with the Company’s or Affiliated Companies’ policy and (4) all other payments and benefits to which the Employee may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company. For purposes of this Agreement, “Pro Rata Bonus” shall mean, as to any fiscal year of the Company in which the Employee’s employment with the Company is terminated, an amount equal to that pro rata portion (based on the number of days up to the Date of Termination divided by 365) of the Employee’s annual bonus which, but for the Employee’s termination of employment, would have been earned by the Employee during such year. The actual amount of any annual bonus shall be determined by and in accordance with the terms of the Company’s then-current bonus program and the Employee shall have no absolute right to an annual bonus in any year. For purposes of this Agreement, “Affiliated Company” means any company, directly or indirectly, controlled by, controlling or under common control with the Company.

(b)	Death. If the Employee’s employment is terminated by reason of the Employee’s death, this Agreement shall terminate without further obligations to the Employee’s heirs, executors, administrators or other legal representatives under this Agreement, other than for (i) payment of all Accrued Obligations, plus (ii) at the time the Company pays its senior executive bonuses in accordance with its general payroll policies, the Pro Rata Bonus.

(c)	Disability. If the Employee’s employment is terminated by reason of the Employee’s Disability, this Agreement shall terminate without further obligations to the Employee, other than for (i) payment of all Accrued Obligations, plus (ii) the amount payable or provided pursuant to Sections 2(a)(iii)-(v) and 2(a)(vii); provided, however, that to the extent the Company’s long-term disability plan does not offset the amount payable or provided pursuant to this Section 2(c), such amounts shall be reduced by the amount of any disability insurance payments or benefits paid to the Employee pursuant to the Company’s long-term disability plan.

(d)	Termination by the Company for Cause or Termination by the Employee. If the Employee’s employment is terminated for Cause or the Employee voluntarily terminates the Employee’s employment, excluding a termination for Good Reason during a Change of Control Period, this Agreement shall terminate without further obligations to the Employee other than the obligation to pay to the Employee’s Accrued Obligations through the Date of Termination.

3.	Change of Control.

(a)	Definitions.

(i)

Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean: any change in the ownership of the capital stock of inVentiv Group Holdings, Inc. if, immediately after giving effect thereto, (a) any Person (or group of Persons acting in concert) other than the Investors (as defined in the Stockholders Agreement dated as of August 4, 2010 by and among inVentiv Group Holdings, Inc. and the other parties thereto) will have the direct or indirect power to elect a majority of the members of the Board of Directors of inVentiv Group Holdings, Inc. or (b) the Investors shall own less than twenty-five percent (25%) of the Equivalent Shares. “Equivalent Shares” means, at any date of determination, (a) as to any outstanding shares of the Company’s common stock (“Stock”), such number of shares of Stock and (b) as to any outstanding options, warrants or convertible securities, the maximum number of shares of Stock for which or into which such options, warrants or convertible securities may at the time be exercised, converted or exchanged (or which will become exercisable, convertible or exchangeable on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined).

For purposes of this definition, “Person” shall mean any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department, agency or political subdivision thereof.

(ii)	Change of Control Period. For purposes of this Agreement, the “Change of Control Period” shall mean the period commencing on the date of a Change of Control and ending on the twelfth (12th) month anniversary of such date.

(iii)	Start Date. For purposes of this Agreement, “Start Date” shall mean the first date of the Change of Control Period. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Employee’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Employee that such termination of employment (a) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (b) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Start Date” shall mean the date immediately prior to the Date of Termination.

(b)	Obligations of the Company upon Employee’s Voluntary Termination with Good Reason or the Company’s Involuntary Termination of Employee Without Cause (Other Than for Death or Disability) During Change of Control Period. If, during the Change of Control Period, the Company terminates the Employee’s employment without Cause (other than for death or Disability) or the Employee terminates the Employee’s employment for Good Reason, then the Company shall pay or provide to the Employee the following:

(i)	all amounts described in Section 2(a), except the amount described in Section 2(a)(ii), which amounts shall be paid at the same time and in the same manner as if the Date of Termination had not occurred during a Change of Control Period;

(ii)	an amount equal to one hundred percent (100%) of the Employee’s annual cash incentive bonus payment at target for the year preceding the Change of Control, paid in a lump sum in cash within thirty (30) days following the Date of Termination;

(iii)	with respect to non-vested equity and non-equity awards, the applicable plans and award agreements will govern vesting, exercise periods and payments due under such applicable plans and award agreements. For purposes of this subsection (iii), the definition of change of control (or change in control, as applicable) in the applicable award agreements or plans will determine if a change of control occurred and whether accelerated vesting is necessary or required for any outstanding non-vested equity and non-equity awards; and

(iv)	For the avoidance of doubt, the amount described in Section 2(a)(iii) and paid pursuant to this Section 3(b) shall be paid at the higher rate in effect during the preceding twelve (12) months if the reason for the Employee’s termination for Good Reason was under Section 1(e)(ii).

(c)	Obligations of the Company upon Employee’s Death. If the Employee’s employment is terminated by reason of the Employee’s death during the Change of Control Period, the Company shall provide the Employee’s estate or beneficiaries with the Accrued Obligations and the timely payment of the amount described in Section 3(b), and shall have no other severance obligations under this Agreement.

(d)	Obligations of the Company upon Employee’s Disability. If the Employee’s employment is terminated by reason of the Employee’s Disability during the Change of Control Period, the Company shall provide the Employer with the Accrued Obligations and the timely payment of the amount described in Sections 2(a)(iii)-(v) and 2(a)(vii) (subject to the applicable offset described in Section 2(c), and shall have no other severance obligations under this Agreement.

(e)	Obligations of the Company upon Employee’s Voluntary Termination Without Good Reason or the Company’s Involuntary Termination of Employee With Cause During Change of Control Period. If the Employee’s employment is terminated for Cause, or the Employee resigns without Good Reason, during the Change of Control Period, the benefits provided to the Employee shall be the same as if the Date of Termination had not occurred during a Change of Control Period.

(f)	280G Modified Cap.

(i)	Notwithstanding anything in this Agreement to the contrary, if the aggregate amount of the benefits and payments under this Agreement, and other payments and benefits which the Employee has the right to receive from the Company (including the value of any equity rights which become vested upon a Change of Control) (the “Total Payments”)) would constitute a “parachute payment” as defined in Code Section 280G(b)(2), the Employee shall receive the Total Payments unless the (a) after-tax amount that would be retained by the Employee (after taking into account all federal, state and local income taxes payable by the Employee and the amount of any excise taxes payable by the Employee under Code Section 4999 that would be payable by the Employee (the “Excise Taxes”)) if the Employee were to receive the Total Payments has a lesser aggregate value than (b) the after-tax amount that would be retained by the Employee (after taking into account all federal, state and local income taxes payable by the Employee) if the Employee were to receive the Total Payments reduced to the largest amount as would result in no portion of the Total Payments being subject to Excise Taxes (the “Reduced Payments”), in which case the Employee shall be entitled only to the Reduced Payments.

(ii)

The determination of whether Section 3(f) applies, and the calculation of the amount of the Reduced Payments, if applicable, shall be performed by an accounting firm selected by the Company (the “Accounting Firm”). Such reduction shall be accomplished by first reducing all cash payments in the order they would otherwise be paid, and then reducing any equity grant the vesting of which was accelerated by reason of a change of control (as defined in the applicable award agreements or plans), with equity grants subject to performance-based vesting reduced first, and then equity grants subject to time-based vesting reduced in the reverse order that they would otherwise have vested. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Employee within fifteen (15) business days of the receipt of notice from the Employee that there has been a payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Employee may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

4.	Waiver and Release Agreement. In no event, however, shall the Employee be entitled to receive the pay and benefits that the Company shall provide the Employee pursuant to Sections 2(a), 2(c), 3(b) or 3(d) unless the Employee provides the Company an enforceable waiver and release agreement in a form that the Company normally requires for senior executive employees. Such release shall be furnished to the Employee for Employee’s review not later than seven (7) business days following the Date of Termination, and shall be executed and returned to the Company within twenty-one (21) days of receipt (or within forty-five (45) days of receipt if the Employee’s separation is part of a group). Provided the Employee does not timely revoke the waiver and release agreement within seven (7) days after its execution, pay and benefits pursuant to Sections 2(a), 2(c), 3(b) or 3(d) shall commence on the expiration of the revocation period, and any amounts that otherwise would have been paid to the Employee pursuant to Sections (2)(a), 2(c), 3(b) or 3(d) before the expiration of the revocation period shall be paid to the Employee, without interest, on the sixtieth (60th) day after the Date of Termination.

5.	Proprietary Information. In the course of service to the Company or an Affiliated Company, the Employee will be provided, learn, develop and have access to trade secrets, confidential information and proprietary materials regarding the organization, business and finances of the Company or an Affiliated Company which is not generally available to the public and which has been developed or acquired, or will be developed or acquired, at considerable effort and expense by the Company or an Affiliated Company. Such information shall hereinafter be called “Proprietary Information” and may include, but is not limited to, (1) products, (2) services, (3) designs, (4) methods, (5) techniques, (6) systems, (7) know-how, (8) strategic or technical data, (9) marketing research data, (10) product research and development data, (11) sales techniques, (12) sales data, (13) confidential customer lists, (14) software, (15) business plans, (16) pricing information, (17) employee personnel files, (18) clinical, prescriber, pharmacy and/or patient data; (19) recruiting information, including but not limited to candidate data and client preference and contact data, and (20) any other information gained in the course of the Employee’s employment with the Company or an Affiliated Company that could reasonably be expected to be deleterious to the Company or an Affiliated Company if disclosed to third parties. Proprietary Information shall not be considered generally available to the public if the Employee or others improperly reveal such information to the public without the Company’s or an Affiliated Company’s express written consent and/or in violation of an obligation of confidentiality to the Company or an Affiliated Company.

6.	Non-Use and Non-Disclosure. The Employee agrees that the Employee will not, at any time during or after the Employee’s employment with the Company, make any unauthorized use or disclosure of any Proprietary Information, or make any use thereof at all, except in the course and scope of the Employee’s employment with the Company and as necessary and authorized for the carrying out of the Employee’s employment responsibilities. This Agreement shall not prevent the Employee from revealing evidence of criminal wrongdoing to law enforcement or prohibit the Employee from divulging the Company’s Proprietary Information by order of court or agency of competent jurisdiction. However, the Employee shall promptly inform the Company of any such situations and shall take such reasonable steps to prevent disclosure of the Company’s Proprietary Information until the Company has been informed of such requested disclosure and the Company has had an opportunity to respond to the court or agency.

7.	Assignment of Creative Works.

(a)	“Creative Works” include, but are not limited to, all original works of authorship, inventions, discoveries, designs, computer hardware and software, algorithms, programming code, databases, database structures, or other information, business ideas, and related improvements and devices, which are conceived, developed, or made by the Employee, either alone or with others, in whole or in part, on or off the Company’s or an Affiliated Company’s premises, (i) during the Employee’s employment with the Company, (ii) with the use of the time, materials, or facilities of the Company, (iii) relating to any product, service, or activity of the Company of which the Employee has knowledge, or (iv) suggested by or resulting from any work performed by the Employee for the Company. Creative Works do not include inventions or other works developed by the Employee entirely on the Employee’s own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions or works that either: (a) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (b) result from any work performed, directly or indirectly, by the Employee for the Company.

(b)	To the extent any rights in the Creative Works are not already owned by the Company, the Employee irrevocably assigns and transfers to the Company all proprietary rights, including, but not limited to, all patent, copyright, trade secret, trademark, and publicity rights, in the Creative Works and agree that the Company will be the sole and exclusive owner of all right, title, and interest in the Creative Works. The Company will have the right to use all Creative Works, whether original or derivative, in any manner whatsoever and in any medium now known or later developed. The Employee agrees not, at any time, to assert any claim, ownership, or other interest in any of the Creative Works.

(c)	Both during and after the Employee’s employment, the Employee agrees to execute any documents necessary to effectuate the assignment to the Company of the Creative Works, and will execute all papers and perform any other lawful acts reasonably requested by the Company for the preparation, prosecution, procurement, and maintenance of any trademark, copyright, and/or patent rights in and for the Creative Works. The Employee furthers agree that the Employee will not be entitled to any compensation in addition to the salary paid to the Employee during the development of the Creative Works, but the Employee will be reimbursed for actual expenses incurred in rendering the services described in this Section 7. In the event the Company is unable for any reason to secure the Employee’s signature to any document the Company requests that the Employee execute under this Section 7, the Employee hereby irrevocably designate and appoint the Company and its authorized officers and agents as your agents and attorneys-in-fact to act for and on behalf of the Employee to execute such document with the same legal force and effect as if executed by the Employee.

8.	Return of Documents. The Employee agrees that, in the event the Employee’s employment with the Company is terminated for any reason, the Employee shall immediately return all of the Company’s property, including without limitation, (i) equipment, pagers, computers, printers, key cards, documents or other tangible property of the Company or an Affiliated Company, and (ii) the Company’s or an Affiliated Company’s Proprietary Information in any media, including paper or electronic form, and the Employee shall not retain any copies of such information.

9.	Restrictions on Activities of the Employee.

(a)	Non-Competition Restrictions. During the Employee’s employment with the Company and for a period of twelve (12) months after the Employee’s Date of Termination (the “Restricted Period”), whether such termination is pursuant to this Agreement or otherwise, Employee shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company, corporation or other entity, anywhere within the Territory (as defined below), own, manage, operate, or participate in the ownership, management, operation, or control of, or be employed by or provide services to, any person, business or entity which competes with the Company’s Business (as defined below) where the Employee would have responsibilities that are entirely or substantially similar to the responsibilities the Employee had at any time during the last twelve (12) months of the Employee’s employment with the Company or in which the Employee would have responsibility for or access to confidential information that is similar to or relevant to that Proprietary Information which the Employee had access to during the last twelve (12) months of the Employee’s employment with the Company. Notwithstanding anything to the contrary, nothing in this Section 9(a) prohibits the Employee from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation which is publicly traded, so long as the Employee has no active participation in the business of such corporation.

For purposes of this Agreement, the “Company’s Business” shall mean the business of designing, developing, marketing, selling and/or providing for (i) pharmaceutical, life sciences, medical device and medical diagnostic companies: (A) the commercialization of pharmaceuticals, biologics and medical devices or diagnostic products which includes the sales, marketing, naming, advertising and assessing of patient outcomes for the Company’s and Affiliated Companies’ clients, (B) clinical research organizations, (C) staffing clinical trial and/or clinical research and development personnel, and (D) consulting services which includes the brand management, business development, clinical development, medical affairs, pricing and market access and sales for the Company’s and Affiliated Companies’ clients, (ii) health care providers, third-party administrators and insurers: medical claims review and negotiations and (iii) any other business that the Company and/or an Affiliated Company engages in, or which the Company and/or an Affiliated Company has developed definitive plans to engage in, as of Employee’s Termination Date. For purposes of this Agreement, the “Territory” shall mean every State or foreign country where the Company and/or an Affiliated Company maintains employees, owns or leases property or otherwise conducts business during the Restricted Period.

(b)

Non-Solicitation and No-Hire Restrictions. During the Restricted Period, whether such termination is pursuant to this Agreement or otherwise, Employee shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company, corporation or other entity: (i) solicit, or attempt to solicit any officer, director, consultant or employee of the Company or an Affiliated Company to terminate or diminish such individual’s employment or engagement with the Company or such Affiliated Company, (ii) hire any officer, director, consultant or employee of the Company or an Affiliated Company or (iii) solicit the sale of, or sell or offer, any products or services that are similar to or competitive with products or services sold by, offered by, manufactured by, designed by, or distributed by the Company or an Affiliated Company, to any person, company or entity which was a customer or potential customer of the Company or an Affiliated Company for such products or services and with whom Employee had direct contact or about whom Employee learned Proprietary Information at any time during the last twelve (12) months of Employee’s employment with the Company or an Affiliated Company.

(c)	Non-Disparagement Restrictions. Employee agrees that Employee shall not disparage the Company, an Affiliated Company, or any of their products or practices, any of their respective directors, officers or employees, either orally or in writing, at any time. The Company will use reasonable efforts to instruct its senior officers and directors to not disparage Employee, either orally or in writing, at any time. Nothing in this Section 9(c) shall limit the ability of the Employee, the Company and its senior officers or directors to provide truthful testimony as required by law or any judicial or administrative process.

10.	Injunctive Relief. Employee acknowledges and agrees that a breach by the Employee of any of the provisions of Section 5, 6, 7, 8 or 9 hereof will cause irreparable damage to the Company for which monetary damages alone will not constitute an adequate remedy. In the event of such breach or threatened breach, the Company shall be entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order, an injunction, an order of specific performance, or other equitable or extraordinary relief from any court of competent jurisdiction restraining any further violation of such provisions by the Employee or requiring the Employee to perform the Employee’s obligations hereunder. Such right to equitable or extraordinary relief shall not be exclusive but shall be in addition to all other rights and remedies to which the Company may be entitled at law or in equity, including without limitation the right to recover monetary damages for the breach by the Employee of any of the provisions of this Agreement.

11.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the Commonwealth of Massachusetts.

12.	Notices. All notices, requests and demands to or upon the parties hereto to be effective shall be in writing, by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested, and shall be deemed to have been duly given or made upon: (a) delivery by hand, (b) one business day after being sent by nationally recognized overnight courier; or (c) in the case of transmission by facsimile, when confirmation of receipt is obtained. Such communications shall be addressed and directed to the parties as follows (or to such other address as either party shall designate by giving like notice of such change to the other party):

(i)	if to the Company:

inVentiv Health, Inc.

One Van de Graaff Drive

Burlington, MA 01803 717

Attn: Chief Human Resources Officer and General Counsel

(ii)	if to the Employee:

At the most recent address on file at the Company or to such other address as the party to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

13.	Binding Effect: No Third Party Benefit.

(a)	This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee. This Agreement shall inure to the benefit of and shall be enforceable by the Employee and the Employee’s legal representatives.

(b)	This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)	The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of the Company, by agreement in writing, expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, the “Company” shall mean the Company as hereinabove defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers this Agreement provided for in this Section 13(c) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(d)	Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

14.	Miscellaneous.

(a)	Amendment. Except as provided in Section 14(g) below and immediately below in this Section 14(a), this Agreement may not be modified or amended in any respect except by an instrument in writing signed by either the CEO or the Company’s General Counsel and the Employee. Notwithstanding the foregoing, the Company reserves the right at any time and for any reason to amend, in whole or in part, the Agreement’s definition of Change of Control after an initial public offering; provided that such amendment shall not apply to a Change of Control that occurs prior to an initial public offering.

(b)	Waiver. The waiver by the Company of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee. The waiver by the Employee of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

(c)	Survival. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

(d)	Nonalienation of Benefits. The Employee shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution.

(e)	Attorneys’ Fees. The Employee and the Company agree that in any court, arbitration or other dispute resolution proceedings arising out of this Agreement, the prevailing party shall be entitled to its or his reasonable attorneys’ fees and costs incurred by it or him in connection with resolution of the dispute in question in addition to any other relief granted thereby.

(f)	Complete Payment. Except as provided under the applicable provisions of Section 2 and/or Section 3, the Employee shall not be entitled to receive any other payments or benefits from the Company or an Affiliated Company due to the termination of the Employee’s employment, including, but not limited to, any employee benefits under any of the Company’s employee benefits plans or arrangements (other than at the Employee’s expense under COBRA or pursuant to the written terms of any pension benefit or non-qualified plan in which the Employee is a participant in which the Company may have in effect from time to time) or any severance benefits.

(g)	Severability. If any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction or arbitrator to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement. If any court or arbitrator construes any of the provisions of Sections 5, 6, 7, 8, or 9 hereof, or any part thereof, to be unreasonable because of the duration of such provision or the geographic or other scope thereof, such court or arbitrator may reduce the duration or restrict the geographic or other scope of such provision and enforce such provision as so reduced or restricted.

(h)	Duty to Offset. Upon termination by the Company without Cause or by the Employee for Good Reason during a Change of Control Period, Employee shall be obligated to make a good faith effort to seek other employment of comparable position, salary and benefits not prohibited by Section 9 hereof. The amounts payable pursuant to Sections 2(a)(ii)-(v), 2(a)(vii) and 3(b)(ii) shall be reduced by the amount of any compensation Employee receives with respect to any other employment or self-employment during the period in which Employee receives payment pursuant to this Agreement. Employee is obligated within five (5) business days of securing employment or self-employment to notify the Company of the Employee’s start date, the name of the company, Employee’s job title, responsibilities and monthly compensation. If Employee fails to comply with this Section 14(h), Employee acknowledges that the Employee shall be obligated to repay all but one-thousand dollars ($1,000) of the amount paid or made available pursuant to Sections 2(a)(ii)-(v), 2(a)(vii) and/or 3(b).

(i)	Entire Agreement. This Agreement shall constitute the entire agreement and understanding of the parties hereto and from and after the Effective Date, this Agreement shall supersede any other prior negotiations, discussions, writings, agreements or understandings, both written and oral, between the parties with respect to such subject matter.

15.	Contra Proferentem. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party, including without limitation the doctrine commonly known as contra proferentem, shall not be applicable to this Agreement.

16.	Code Section 409A Legal Requirements. This Agreement is intended to comply with the requirements of Code Section 409A with respect to all payments that are considered deferred compensation under Code Section 409A (the “Deferred Payments”), and shall be so construed. Without limiting the generality of the foregoing, (i) no Deferred Payments that are payable upon a termination of employment shall be paid until the Employee has incurred a “separation from service” within the meaning of Code Section 409A, (ii) if the Employee is a “specified employee” as defined in Code Section 409A when Employee incurs a separation from service, any Deferred Payments that become payable by reason of such separation from service shall be deferred until the first (1st) day of the seventh (7th) month following the month in which the separation from service occurs (or if earlier the date of the Employee’s death), and (iii) each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Code Section 409A. Notwithstanding the foregoing, in no event shall the Company have any liability to the Employee by reason of any additional tax or penalty imposed by reason of Code Section 409A.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and the Employee has executed this Agreement, as of the date first above set forth.

EMPLOYEE	INVENTIV HEALTH, INC.

/s/ Raymond H. Hill	By:	/s/ Duncan Harwood
Raymond H. Hill		Duncan Harwood
Chief Human Resources Officer

EXHIBIT B

SUPPLEMENTAL RELEASE

In consideration for the Separation Benefits to be paid to me pursuant to Section TWO of the Separation Agreement and General Release of Claims between me and inVentiv Health Clinical, LLC dated                     , 2014 (the “Agreement”), I, on behalf of myself and my heirs, executors, administrators, attorneys and assigns, hereby agree to the following:

I hereby release and discharge the inVentiv Health Clinical, LLC, any parent, subsidiary, affiliate, successor, predecessor or otherwise related companies, including, but not limited to, inVentiv Health, Inc., and the past, present, and future employees, agents, officers, attorneys, directors, shareholders, members, managers, and employee benefit programs of any of them, and their agents and insurers (the “Company”) from all claims, actions, suits, losses, obligations, demands, liabilities, costs, expenses and causes of action, known or unknown, of any nature whatsoever, from the date of the Agreement until the date I execute this Release, whether at law or in equity, (individually, a “Claim” and collectively, the “Claims”) which I have or may have against the Company related to my employment with the Company or the separation of that employment.

I also release any and all Claims I may have under any federal, state or local ordinances, statutes or common law, including, but not limited to, any Claim for defamation, promissory estoppel, breach of contract, interference with economic advantage, wrongful termination, retaliatory discharge, harassment, discrimination or intentional infliction of emotional distress or under the Age Discrimination In Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Health Insurance Portability and Accountability Act (“HIPAA”), the Fair Labor Standards Act, the Sarbanes-Oxley Act, New Jersey’s Conscientious Employee Protection Act, New Jersey Security and Financial Empowerment Act, claims regarding entitlement to or timely payment of any wages, unpaid wages, unpaid accrued vacation or paid time off, expenses, overtime, commissions, bonuses, piece rate, penalties, and/or other compensation, any other applicable state wage and hour laws, or any other federal, state or local laws or regulations prohibiting employment discrimination or regulating employment or separation of employment. This also includes a release by me of any Claims for wrongful discharge, constructive discharge, whistleblowing, breach of contract, and any common law Claims relating to or arising from my employment or the termination thereof.

This Release specifically includes any and all Claims for damages or penalties relating to or in any way connected with the matters referred to herein, whether or not now known or suspected to exist, and whether or not specifically or particularly described or referred to herein. I expressly waive any right or claim of right to assert hereafter that any Claim has, through ignorance, oversight or error, been omitted from the terms of this Release. I represent that I have not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim, known or unknown to exist, or any portion thereof or interest therein, which I have or may have had against the Company.

1

The foregoing in this Release shall in no event apply to (i) enforcement by me of my rights under the Agreement, (ii) claims arising after the date of this Release under the Severance Agreement, (iii) my rights as a stockholder in the Company or any of its affiliates, (iv) my rights to indemnification for services as an officer of the Company, under any separate contract, insurance policy, or the bylaws of the Company, (v) my right to seek unemployment insurance benefits, (vi) my right to seek workers’ compensation benefits, or (vii) any claims that, as a matter of applicable law, are not waivable.

I represent that I have not filed any complaints, charges, lawsuits or requests for investigation against the Company with any local, state or federal agency or court, that I will not do so at any time hereafter with respect to the matters referred to above, and that if any such agency or court assumes jurisdiction of any complaint or charge against the Company, on my behalf, I will request such agency or court to dismiss the matter. In addition, I promise never to make a Claim or file any complaint, charge, lawsuit or request for investigation asserting any Claims that are released above against the Company.

Nevertheless, this Release does not prevent me from (i) filing a charge of discrimination with the Equal Employment Opportunity Commission; (ii) cooperating with the Equal Employment Opportunity Commission in an investigation of alleged discrimination; or (iii) testifying in any cause of action when required to do so by law. However, except where prohibited by law, I waive my right to recover any damages, attorneys’ fees, or other relief in any Claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on my behalf under the Age Discrimination In Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, or the Americans With Disabilities Act, as amended, and under any Claim on his behalf under any other federal, state or local law.

All provisions of the Agreement shall apply to this Release as if the Claims released herein had arisen prior to the date on which the Agreement was executed.

I understand that for seven (7) calendar days after I sign this Release, I may revoke this Release if I wish to do so. Any revocation must be in writing and directed to Andrew J. Suchoff, Chief Human Resources Officer, inVentiv Health, Inc., 1 Van De Graaff Drive, Burlington, MA 01803. I further understand that if I revoke this Release, I will receive only a single payment of one thousand dollars ($1,000.00) in lieu of the Separation Benefits, but all other provisions of the Agreement shall remain in full force and effect.

2

I further acknowledge and agree that

•	I have been given a period of at least twenty-one (21) days to consider whether the sign this Release, and have been advised to consult an attorney before signing this Release.

•	I have carefully read and fully understand all of the provisions of this Release and that I voluntarily enter into this Release by signing below. I UNDERSTAND THAT IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS

RAYMOND H. HILL

(Date)

3